Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Natural Gas Services Group, Inc.
Southlake, Texas

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-283794) and on Form S-8 (File Nos. 333-232269, 333-212411, 333-160063, 333-147311, 333-110954, 333-266100 and 333-288367) of our reports dated March 16, 2026 relating to the consolidated financial statements of Natural Gas Services Group, Inc. (the Company) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Ham, Langston & Brezina L.L.P

Houston, Texas
March 16, 2026